UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 631-777-5188

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2016, the Board of Directors (the “Board”) of FalconStor Software, Inc. (the “Company”) appointed William Miller to the Board, effective immediately, to serve in the class of directors whose term expires at the 2018 Annual Meeting of Stockholders. Mr. Miller has also been appointed to the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Miller will be entitled to receive the same cash fees as other non-employee directors receive for serving on the Board and as a member of the Board committees.
Mr. Miller, age 56, has served as Chairman and Chief Executive Officer of X-IO Technologies, Inc. (“X-IO Technologies”) an enterprise storage company since February 2015 and has been a Managing Partner of Miller Investments LLC, a venture capital fund manager making investments in early stage companies. Mr. Miller is a Director of the following private entities: Quaddra Software, Chromatic Technologies, Inc., FDI Strategies, LLC, New Planet Technologies, Inc., Grant Dental Technology, Wanamaker Corp. and Altia Inc., Mr. Miller was a cofounder and Chief Technology Officer of StorageNetworks. Mr. Miller holds a B.S. in Chemistry from University of Illinois.
Also on December 16, 2016, the Company accepted the resignation of Alan W. Kaufman from the Board, effective immediately. The standing committees of the Board were also reconstituted, as of December 16, 2016, as follows: Audit Committee will consist of Michael Kelly (Chairman), Barry Rudolph, and William Miller; Compensation Committee will consist of Martin M. Hale, Jr. (Chairman), Michael Kelly and Barry Rudolph; Corporate Governance and Nominating Committee will consist of Martin M. Hale, Jr. (Chairman), Michael Kelly, Barry Rudolph, and William Miller.
The Company has sold product to X-IO Technologies. For the year ended December 31, 2015 and 2016 to date, the Company’s revenues from such sales were approximately $35,000 and $141,000, respectively. The amount of revenue to be received by the Company from X-IO Technologies will not exceed the greater of $200,000 or 5% of the Company’s revenues in 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FALCONSTOR SOFTWARE, INC.

Date: December 20, 2016	By:	/s/ Daniel Murale
		Name:	Daniel Murale
		Title:	Vice President of Finance and Interim Chief Financial Officer